EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use and incorporation herein by reference from the Current Report on Form 8-K filed December 2, 2003 in this Pre-Effective Amendment No. 4 to Registration Statement No. 333-109366 of Knology, Inc. on Form S-2 of our report dated February 14, 2003, (except for Notes 2 and 11 as to which the date is December 1, 2003), relating to the consolidated financial statements of Knology, Inc. and subsidiaries as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs concerning: (1) the company’s change in its method of accounting for stock-based compensation to conform with Statement of Financial Accounting Standards No. 123, (2) the company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142, and (3) the application of procedures relating to certain disclosures and reclassifications of financial statements amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) and to our report on the 2002 consolidated financial statement schedule dated February 14, 2003, incorporated herein by reference from the Current Report on Form 8-K filed December 2, 2003 of Knology Inc. and subsidiaries as of and for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

Atlanta, Georgia

December 2, 2003